Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Inotiv, Inc. 2024 Equity Incentive Plan of our reports dated December 4, 2024, with respect to the consolidated financial statements of Inotiv, Inc. and the effectiveness of internal control over financial reporting of Inotiv, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, IN
March 13, 2025